UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) January 30, 2008

SPRINT NEXTEL CORPORATION

(Exact name of Registrant as specified in its charter)

Kansas	1-04721	48-0457967
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2001 Edmund Halley Drive, Reston, Virginia	20191
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (703) 433-4000

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

Sprint Nextel is required to assess goodwill for impairment annually under generally accepted accounting principles. This assessment occurs during the fourth quarter of each calendar year.

The annual goodwill impairment assessment consists of two tests. Sprint Nextel first tests goodwill for impairment by comparing the fair value of the wireless reporting unit with its net book value. If the fair value of the wireless reporting unit exceeds its net book value, goodwill is not impaired, and no further testing is necessary. If the net book value of the wireless reporting unit exceeds its fair value, Sprint Nextel must perform a second test to measure any impairment charge.

Sprint Nextel has completed the first test of its annual goodwill impairment assessment. The results of the first test have been reviewed and discussed by management and the audit committee of the board of directors. On January 30, 2008, management concluded that the net book value of the wireless reporting unit exceeds its fair value; therefore, Sprint Nextel must perform the second test of the goodwill impairment assessment.

To measure the amount of any impairment charge under the second test, Sprint Nextel must determine the implied fair value of goodwill. Specifically, Sprint Nextel must make a hypothetical allocation of the fair value of the wireless reporting unit among all of the tangible and intangible assets and liabilities of that unit, including any unrecognized intangible assets, to determine the implied fair value of goodwill. If the implied fair value of goodwill is less than the approximately $31 billion of goodwill currently recorded on its balance sheet, Sprint Nextel must record an impairment charge for the difference.

Based on the work completed to date, Sprint Nextel will be required to record a material, non-cash impairment charge that will represent a substantial portion, and potentially all, of the goodwill recorded on its balance sheet at the conclusion of the second test of the goodwill assessment. That charge, which will be reported in its fourth quarter 2007 financial results, will not impact Sprint Nextel’s current cash balance or future cash flows, or result in a violation in any covenant of any of Sprint Nextel’s debt instruments.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SPRINT NEXTEL CORPORATION

Date: January 31, 2008	By:	/s/ Richard A. Montfort
Richard A. Montfort Assistant Secretary